SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Sage Multi-Strategy Fund, L.L.C.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  909 Third Avenue, 28th Floor
                  New York, New York 10022

Telephone Number (including area code):   (212)-908-9660

Name and address of agent for service of process: Timothy J. Stewart
                                                  Sage Multi-Strategy Fund,
                                                    L.L.C.
                                                  909 Third Avenue, 28th Floor
                                                  New York, New York 10022

Copy to:

George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York, 10022





Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        X     Yes             No
      ------           ------

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 17th day of June, 2005.

                                    Sage Multi-Strategy Fund, L.L.C.


                                    By:  /s/ Timothy J. Stewart
                                         ------------------------
                                         ------------------------
                                         Name:  Timothy J. Stewart
                                         Title: Manager